Exhibit 99.1

Emerald Oil Announces Pricing of Private Offering of $140 Million of Convertible

Senior Notes Due 2019

DENVER, CO—03/18/14—Emerald Oil, Inc. (NYSE MKT: EOX) (the “Company”) announced today the pricing of its private offering of $140 million in aggregate principal amount of Convertible Senior Notes due 2019 (the “Convertible Notes”). The offering is expected to close on March 24, 2014, subject to the satisfaction of customary closing conditions. The Company also granted to the initial purchasers a 30-day option to purchase up to an additional $32.5 million in aggregate principal amount of the Convertible Notes.

The Convertible Notes will pay interest semiannually at a rate of 2.0% per annum and will be convertible into shares of the Company’s common stock. The initial conversion rate for the Convertible Notes is 113.9601 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes (which represents an initial conversion price of approximately $8.78 per share of the Company’s common stock), representing an initial conversion premium of approximately 35% above the closing price of $6.50 per share of the Company’s common stock on March 18, 2014. The Convertible Notes will mature on April 1, 2019, unless converted in accordance with their terms prior to such date.

The Company estimates that it will receive net proceeds from this offering of approximately $135.3 million (or approximately $166.8 million if the initial purchasers exercise their option to purchase additional Convertible Notes in full), after deducting fees and estimated expenses. The Company intends to use the net proceeds from this offering to repay all of the outstanding borrowings under its revolving credit facility and for general corporate purposes, including funding a portion of the Company’s drilling and development program and potential acquisitions.

Credit Suisse Securities (USA) LLC and Barclays Capital Inc. are acting as joint book-running managers for the offering.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the offering of the Convertible Notes and the expected use of proceeds from such offering. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices and other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. The Company does not assume any obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Corporate Contact:

Emerald Oil, Inc.

Ryan Smith

Vice President of Capital Markets and Strategy

303-323-0008

info@emeraldoil.com

www.emeraldoil.com